Exhibit 10.10

SALE BONUS AGREEMENT

THIS SALE BONUS AGREEMENT (this “Agreement”) is dated as of July 25, 2018 by and between Independence American Holdings Corp., a Delaware corporation (“IAHC”), and the undersigned executive (the “Executive”).

BACKGROUND

A.IAHC is the sole parent of IHC SB Holdings, LLC, a Delaware limited liability company (“Holdings”), and sole indirect parent of Holdings’ subsidiary, IHC Specialty Benefits, Inc., a Delaware corporation (the “Company”).

B.IAHC, Holdings and the Company are all affiliated with IHC Carrier Solutions, Inc., a Delaware corporation (the “CS”), which provides certain actuarial, compliance, program management and administrative services in connection with some business sold by the Company.

C.IAHC desires to induce the Executive, as a key contributor to the success of the Company, to continue to provide services, enhance the Company’s value, and assure the present and future continuity, objectivity and dedication of management in the event of any Sale (as defined herein) of the Company to maximize the value of the Company upon a Sale, by offering to pay, in accordance with the terms and conditions set forth herein, an incentive bonus in the event of a (i) Sale of the Company, (ii) Sale of Holdings, (iii) Sale of the Company and CS, or (iv) Sale of Holdings and CS.

AGREEMENT

The parties hereto, in consideration of the foregoing and the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1.Incorporation of Recitals.  The above Recitals are hereby incorporated by reference as if set forth hereinafter.

2.Sale Bonus.  Subject to the terms and conditions set forth in this Agreement, the Company will pay to the Executive a cash bonus (the “Sale Bonus”) upon a Sale of Holdings, the Company, the Company and CS, or Holdings and CS in an amount determined in accordance with Schedule A hereto, which shall be deemed a part of this Agreement.

3.Time of Payment.  The Sale Bonus, less required withholding, will be paid to the Executive in a lump sum within 120 days of the date the Sale is consummated (the “Payment Date”).

4.Definition of Sale.  For purposes of this Agreement, a “Sale” is defined as any one of the following transactions:

(a)A sale or other disposition of equity securities representing more than 50% of the then-outstanding voting securities entitled to vote in the election of directors to any Person (as defined herein) that is then not an Affiliate (as defined herein) of the selling party;

(b)A merger, consolidation, reorganization or amalgamation;

Exhibit 10.10

(c)The direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets to any Person that is not an Affiliate of the selling party; or

(d)Any other transaction the intent of which may reasonably and equitably be construed to effect a result substantially equivalent to that described in paragraphs (a), (b) or (c) above, as determined in the sole and absolute discretion of the Board of Directors of IAHC (the “IAHC Board”).

For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” is defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

5.Conditions Precedent.  The payment of the Sale Bonus is conditioned upon the Executive’s continued employment with the Company or an Affiliate of the Company, as applicable, through the Payment Date.  In addition, the Executive’s right to receive and retain the Sale Bonus is expressly conditioned on the Executive’s continued compliance in full with the Executive’s obligations under any agreement between the Executive and the Company or an Affiliate of the Company (including, without limitation, any employment agreement), as applicable, and with all policies, programs and codes of conduct of the Company or an Affiliate of the Company applicable to the Executive.

6.Withholding.  The Company shall have the right to withhold from any Sale Bonus, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Company may deem advisable to enable the Company and the Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Sale Bonus.

7.409A.  It is intended that all payments hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder so as not to subject the Executive to payment of interest or any additional tax under Section 409A.  All terms of this Agreement which are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. § 1.409A-1(b)(4).  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties hereto agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by IAHC and the Executive.  The right to a series of payments will be treated as a right to a series of separate payments.  Executive acknowledges and agrees that none of IAHC, the Company or its other Affiliates has made any representation to Executive as to the tax treatment of the compensation provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation.

Exhibit 10.10

8.Section 280G.

8.1.Reduction. Notwithstanding any other provision of this Agreement or any plan, arrangement or agreement between the Executive and the Company or an Affiliate of the Company, as applicable, to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliate to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 8, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (such amount, the “Reduced Amount”).  Any such reduction in Covered Payments will be made by reducing the amount of the Sale Bonus.

8.2.Determinations. Any determination required under this Section 8, including whether any payments or benefits are Parachute Payments, shall be made by the IAHC Board in its sole and absolute discretion. The Executive shall provide the IAHC Board with such information and documents as the IAHC Board may reasonably request in order to make a determination under this Section 8. The IAHC Board's determination shall be final and binding on the Executive.

9.Termination.  The term of this Agreement shall commence on the date hereof and end on the earlier of (i) the termination of the Executive by the Company or Affiliate of the Company, as applicable, or the last date of employment with the Company or Affiliate of the Company, as applicable, or (ii) November 7, 2021; provided, however, that such term shall be automatically extended for successive two (2) year periods unless IAHC shall, at least thirty (30) days prior to the expiration of the then-applicable term, have given written notice to the Executive that the term of the Agreement shall not be so extended, in which case no such extension shall occur.

10.Assignment; Third Party Beneficiaries.  Neither IAHC nor the Executive may make any assignment of this Agreement, by operation of law or otherwise, without the prior written consent of the other.  This Agreement shall inure to the benefit of and be binding upon IAHC and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.  This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the Company, Holdings, and CS, which shall be third party beneficiaries of this Agreement.

11.Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of either party hereto to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of or non-performance under this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach or non-performance.

12.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the transactions contemplated herein, including, without limitation, the terms and conditions of the Sale Bonus.

13.Notice.  All written communications to a party under this Agreement shall be in writing and (a) delivered in person (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is deposited in the U.S. Mail), (c) deposited with a nationally recognized overnight courier service (to be effective two business days after the

Exhibit 10.10

delivery to such courier service), or (d) sent by email transmission (to be effective upon receipt by the sender of electronic confirmation of delivery of the email), with confirmation sent by way of one of the above methods, to the party at the address given below for such party (or to such other address as such party shall designate in a writing complying with this Section 13, delivered to the other party):

If to IAHC:

c/o The IHC Group

485 Madison Avenue, 14th Floor

New York, NY  10022

Attn:Loan Nisser

Telephone:(212) 355-4141

Email:lnisser@sslicny.com

If to the Executive:

To the address then currently on file with the Company.

14.Headings.  The headings and captions in this Agreement are for convenience only and do not define or describe the scope or content of any provision of this Agreement.

15.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.Miscellaneous.  This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by IAHC or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by IAHC and the Executive, and (b) shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

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Exhibit 10.10

IN WITNESS WHEREOF, this Agreement has been executed by Independence American Holdings Corp., by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE	INDEPENDENCE AMERICAN HOLDINGS CORP.
/s/ Vincent Furfaro	By: /s/ Teresa A. Herbert
Name: Vincent Furfaro	Name: Teresa A. Herbert
Title: VP - Finance

ACKNOWLEDGED AND AGREED:

IHC Specialty Benefits, Inc.

By:    /s/ David T. Kettig

Name:  David T. Kettig

Title:  President and CEO

IHC SB Holdings, LLC

By:   /s/ Gary J. Balzofiore

Name:  Gary J. Balzofiore

Title:  VP - Finance

IHC Carrier Solutions, Inc.

By:   /s/ Loan Nisser

Name:  Loan Nisser

Title:  Secretary

Exhibit 10.10

Schedule A

Sale Bonus Calculation

The amount of the Executive’s Sale Bonus will be the product of (x) and (y), where (x) is the “Net Sale Price” and (y) is 0.75%.

For purposes of this calculation:

“Net Sale Price” means:

I.In the event of a Sale of the Company or Holdings only:

Net Sale Price = A−B−C− D

Where:

A = the proceeds on sale of the Company or Holdings, as the case may be, in the transaction constituting the Sale

B = the transaction expenses (including this Sale Bonus) incurred by the Company or Holdings, as the case may be, in connection with the Sale

C = the Book Value (defined below) of the Company or Holdings, as the case may be

D = taxes on the transaction determined using the Applicable Tax Rate (defined below)

“Book Value of the Company or Holdings” means $55,000,000 in the event of the Sale of only the Company or Holdings, subject to upward or downward adjustment, as appropriate, for any (i) acquisitions of either assets or equity by the Company or Holdings, as the case may be,  (ii) merger with another Person where the Company or Holdings, as the case may be, is the surviving entity or (iii) sale or divestiture of equity or assets of the Company or Holdings, as the case may be, each made after September 30, 2016 that impact the book value of the Company or Holdings, as the case may be, with any such adjustment made by the IAHC Board in the good faith exercise of its reasonable discretion.

II.In the event that CS is also sold to the purchaser of the Company or Holdings, as the case may be, or an Affiliate of such purchaser:

Net Sale Price = E−F−G− H

Where:

E = the proceeds on sale of the Company or Holdings, as the case may be, and CS in the transaction constituting the Sale

F = the aggregate transaction expenses (including this Sale Bonus) incurred by the Company or Holdings, as the case may be, and CS in connection with the Sale

G = the aggregate Book Value of the Company or Holdings, as the case may be, and CS (defined below)

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H = taxes on the transaction determined using the Applicable Tax Rate

“Book Value of the Company or Holdings, as the case may be, and CS” means $60,000,000 in the event of the Sale of the Company or Holdings, as the case may be, and CS, subject to upward or downward adjustment, as appropriate, for (i) acquisitions of either assets or equity by the Company or Holdings, as the case may be, and/or CS (ii) merger with another Person where the Company or Holdings, as the case may be, or CS is the surviving entity or (iii) sale or divestiture of equity or assets of the Company or Holdings, as the case may be, and/or CS, each made after September 30, 2016 that impact the book value of the Company or Holdings, as the case may be, and CS with any such adjustment made by the IAHC Board in the good faith exercise of its reasonable discretion

“Applicable Tax Rate” shall mean the federal and state tax rate payable by the seller, as the case may be, that is in effect as of the date that the Sale is consummated, but not less than 22.5% in each case unless otherwise determined by the IAHC Board in the good faith exercise of its reasonable discretion.

The IAHC Board shall calculate the Sale Bonus in good faith in compliance with the terms of this Agreement and in a manner designed to give effect to the purposes and intent of the parties hereto.